AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 2011

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERGIZER HOLDINGS, INC.

SUBSIDIARY GUARANTORS LISTED ON SCHEDULE A HERETO

(Exact name of registrant as specified in its charter)

Missouri	3690	43-1863181
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

533 Maryville University Drive

St. Louis, Missouri 63141

(314) 985-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel J. Sescleifer

Executive Vice President and Chief Financial Officer

Energizer Holdings, Inc.

533 Maryville University Drive

St. Louis, Missouri 63141

(314) 985-2000

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

R. Randall Wang, Esq.

Bryan Cave LLP

211 N. Broadway

One Metropolitan Square, Suite 3600

St. Louis, Missouri 63102

Tel: (314) 259-2000

Fax: (314) 259-2020

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
4.700% Senior Notes due 2021	$600,000,000	100%	$600,000,000	$68,760
Guarantees of 4.700% Senior Notes due 2021	$600,000,000	—	—	(2)

(1)	Estimated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee.
(2)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A*

Exact Name of Each Registrant as Specified in its Respective Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Eveready Battery Company, Inc.	DE	3690	43-1407915
Energizer Battery Manufacturing, Inc.	DE	3690	01-0758278
Energizer Battery, Inc.	DE	3690	01-0758270
Energizer International, Inc.	DE	3690	36-3440338
Energizer Personal Care, LLC	DE	3690	26-3324763
Playtex Products, LLC	DE	3690	26-3324835
Playtex Manufacturing, Inc.	DE	3690	51-0369884
Schick Manufacturing, Inc.	DE	3690	83-0348512
Sun Pharmaceuticals, LLC	DE	3690	26-3700969
Tanning Research Laboratories, LLC	DE	3690	26-3701119

*	Address, including zip code, and telephone number, including area code, of principal executive offices of each Subsidiary Guarantor listed in Schedule A are the same as those of Energizer Holdings, Inc., a Missouri corporation.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2011

Energizer Holdings, Inc.

Offer to Exchange

$600,000,000 4.700% Senior Notes due 2021

for $600,000,000 4.700% Senior Notes due 2021

that have been registered under the Securities Act of 1933

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange an aggregate principal amount of up to $600,000,000 of our new 4.700% Senior Notes due 2021, and the guarantees thereof, which we refer to as the “exchange notes”, for a like amount of our outstanding 4.700% Senior Notes due 2021, and the guarantees thereof, which we refer to as the “outstanding notes”, in a transaction registered under the Securities Act of 1933, as amended. The term “Notes” refers to, collectively, the outstanding notes and the exchange notes.

Terms of the exchange offer:

•	We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

•

The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes, except that (i) the exchange notes are registered under the Securities Act, (ii) the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes, and (iii) the exchange notes will not contain provisions relating to liquidated damages relating to our registration obligations.

The exchange offer will expire at                      , Eastern Standard Time, on              ,         , unless we extend the offer. We will announce any extension by press release or other permitted means no later than 9:00 a.m. on the business day after the previously scheduled expiration of the exchange offer. You may withdraw any outstanding notes tendered until the expiration of the exchange offer.

Broker-Dealers:

•

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

•

Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

•

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired such outstanding notes as a result of market-making activities or other trading activities.

•

We have agreed that, for a period of up to 180 days after the effective date of the registration statement, of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The exchange notes will not be listed on the New York Stock Exchange or any other securities exchange.

For a discussion of factors you should consider in determining whether to tender your outstanding notes, see the information under “Risk Factors” beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2011.

We have not authorized anyone to give any information or to make any representations concerning this exchange offer except that which is in this prospectus, or which is referred to under “Where You Can Find More Information.” If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.

This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to:

Energizer Holdings, Inc.

533 Maryville University Drive

St. Louis, Missouri 63141

(314) 985-2000

Attention: Corporate Secretary

If you would like to request copies of these documents, please do so by                     , (which is five business days before the scheduled expiration of the exchange offer) in order to receive them before the expiration of the exchange offer.

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FORWARD LOOKING STATEMENTS

This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding future earnings, investment or spending initiatives, cost savings related to our restructuring project, the impact of certain price increases, anticipated advertising and promotional spending, the estimated impact of foreign currency movements, raw material and commodity costs, category value and future volume, sales and growth in some of our businesses. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.

The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	Energizer’s ability to improve operations and realize cost savings including cost savings anticipated from restructuring activities;

•	Energizer’s ability to timely implement strategic initiatives in a manner that will positively impact our financial condition and results of operation;

•	The impact of strategic initiatives on Energizer’s relationships with its employees, its major customers and vendors;

•	The impact of raw material and other commodity costs;

•	The impact of foreign currency exchange rates and offsetting hedges on Energizer’s profitability for the year with any degree of certainty;

•	The success of new products and the ability to continually develop new products;

•	Energizer’s ability to predict consumption trends with respect to the overall battery category and Energizer’s other businesses;

•	Energizer’s ability to continue planned advertising and other promotional spending may be impacted by lower than anticipated cash flows, or by alternative investment opportunities;

•

Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries; and

•

Prolonged recessionary conditions in key global markets where Energizer competes could result in significantly greater local currency movements and correspondingly greater negative impact on Energizer than what can be anticipated from the current spot rates.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and

ii

uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the year ended September 30, 2011.

iii

PROSPECTUS SUMMARY

The following summary contains basic information about us and this offering. It is likely that this summary does not contain all of the information that is important to you. You should read the entire prospectus, including the risk factors and the financial statements and related notes included or incorporated by reference elsewhere herein, before making an investment decision. Unless otherwise indicated, the terms “Company,” “Energizer”, “us”, “we” and “our” refers solely to Energizer Holdings, Inc. and its subsidiaries.

Our Company

Energizer Holdings, Inc., through its worldwide operating subsidiaries, is one of the world’s largest manufacturers and marketers of primary batteries, portable lighting products and personal care products in the wet shave, skin care, feminine care and infant care categories. Our products are marketed and sold in more than 165 countries around the world. Energizer was incorporated in Missouri in 1999, and is the successor to over 100 years of knowledge and experience in batteries and portable lighting products and over 75 years in wet shave products. We also benefit from the history and expertise of Playtex Products, Inc. in skin care, feminine care and infant care products. On April 1, 2000, all of the outstanding shares of common stock of Energizer were distributed in a tax-free spin-off to shareholders of Ralston Purina Company. Our principal executive offices are located at 533 Maryville University Drive, St. Louis, Missouri 63141, and our telephone number is (314) 985-2000. Our website address is www.energizer.com. Information contained on our website is not incorporated in, and does not constitute part of, this prospectus.

Principal Products

Personal Care

The Personal Care division includes Wet Shave products sold under the Schick, Wilkinson Sword, Edge, Skintimate and Personna brand names, Skin Care products sold under the Banana Boat, Hawaiian Tropic, Wet Ones and Playtex brand names, and Feminine Care and Infant Care products sold under the Playtex and Diaper Genie brand names.

We manufacture and distribute Schick and Wilkinson Sword razor systems, composed of razor handles and refillable blades, and disposable shave products for men and women. We market our wet shave products in more than 140 countries worldwide. SWS’ primary markets are the U.S., Japan and the larger countries of Western Europe. We estimate our overall share of the wet shave category for these major markets at 21% in fiscal 2011, and 20% in 2010 and 2009. We currently maintain the #2 global market share position in wet shaving. Category blade unit consumption has been relatively flat for a number of years. However, product innovations and corresponding increased per unit prices have accounted for category growth. The category is extremely competitive with competitors vying for consumer loyalty and retail shelf space.

On June 5, 2009, we completed the acquisition of the Edge and Skintimate shave preparation brands from SCJ. This added U.S. market leading shave preparation products, including shaving gels and creams, to our wet shave portfolio.

SWS has gained recognition for its innovation and development of new products designed to improve the shaving experience, including the introduction of the Intuition women’s system in 2003, a unique system incorporating a three-bladed razor surrounded by a skin conditioning solid which lathers, shaves and provides extra moisture in one step. In 2003, SWS introduced the Quattro men’s shaving system, the first four blade razor system for men. In 2010, SWS introduced Schick Hydro, a new men’s shaving system, which incorporates new technologies including innovative skin protectors that act to smooth skin between blade tips and an advanced hydrating gel reservoir that lubricates throughout the shaving process. Schick Hydro is available in three- and five-blade models. Additionally, the Company launched a new line of Schick Hydro shave gels, which coupled with the Schick Hydro razor, delivers a complete skin comfort system that goes beyond hair removal to care for men’s skin.

On October 1, 2007, Energizer acquired Playtex, a leading North American manufacturer and marketer in the skin, feminine and infant care product categories, with a diversified portfolio of well-recognized branded consumer products.

In Skin Care, we market sun care products under the Banana Boat and Hawaiian Tropic brands. We believe these brands, on a combined basis, hold a leading market share position in the U.S. sun care category. The sun care category in the U.S. is segmented by product type such as general protection, tanning and babies; as well as by method of application such as lotions and sprays. We compete across this full spectrum of sun care products. We also offer Wet Ones, the leader in the U.S. portable hand wipes category, and Playtex household gloves, the branded household glove leader in the U.S.

In feminine care, we believe Playtex is the second largest selling tampon brand overall in the U.S. We offer plastic applicator tampons under the Playtex Gentle Glide and Playtex Sport brands, and Playtex Personal Cleansing Cloths, a pre-moistened wipe for feminine hygiene.

In infant care, we market a broad range of products including bottles, cups, and mealtime products under the Playtex brand name. We also offer a line of pacifiers, including the Ortho-Pro and Binky pacifiers. We believe our Playtex Diaper Genie brand of diaper disposal systems leads the U.S. diaper pail category. The Diaper Genie brand consists of the diaper pail unit and refill liners. The refill liners individually seal diapers in an odor-proof plastic film.

On November 23, 2010, Energizer acquired ASR, the leading global manufacturer of private label/value wet shaving razors and blades, and industrial and specialty blades. In wet shave, ASR manufactures, distributes and sells a complete line of private label / value wet shaving disposable razors, shaving systems and replacement blades. These wet shave products are sold primarily under a retailer’s store name or under value brand names such as Personna, Matrix, Magnum, Mystique, Solara and GEM.

Household Products

Energizer’s Household Products division manufactures and markets one of the most extensive product portfolios in household batteries, specialty batteries and lighting products.

In household batteries, we offer batteries using carbon zinc, alkaline, rechargeable and lithium technologies. These products are marketed and sold in the price, premium and performance segments. This allows us to penetrate the broad range of the market and meet most consumer needs. We distribute our portfolio of household and specialty batteries and portable lighting products through a global distribution network, which also provides a platform for the distribution of our personal care products.

The battery category is highly competitive as brands compete for consumer acceptance and retail shelf space. Pricing actions in response to rising material costs have raised retail prices over time. However, pricing actions are not always available to fully offset material cost increases, especially in highly competitive markets.

We continually engage in ongoing reviews of all of our categories. Recent studies have indicated that an increasing number of devices are using built-in rechargeable battery systems, particularly in developed markets. We believe this continues to create a negative impact on the demand for primary batteries. This trend, coupled with aggressive competitive activity in the U.S. and other markets, could put additional pressure on segment results going forward.

In an effort to diversify our Household Products portfolio, Energizer has leveraged its long history of innovation. Since Energizer’s invention of the first D cell battery in 1893, we have been committed to developing and marketing innovative new products for the portable power and portable lighting products market. Energizer’s track record includes the first to market the Alkaline battery, the first mercury-free Alkaline battery, the first mercury-free Hearing Aid battery and the longest lasting AA and AAA battery for high-tech devices - Ultimate Lithium.

Consistent with our long history of innovation, we introduced a new line of power solutions in late 2011 for consumers’ most critical portable electronic devices. Consumers have become accustomed to an unplugged lifestyle where mobile devices are critical in everyday life. We believe consumers are looking for universal, easy-to-use solutions - solutions that address their needs for longer battery life, the ability to charge on the go and increased convenience in the way they charge their devices, from faster charge times to reducing clutter. In late fiscal 2011, we introduced a new line of chargers and cables that leverage the USB industry standard to bring convenient and portable charging to the home, office, and car. This complements our 2010 introduction of the world’s first Qi (chee)-certified Inductive Charging portfolio. Energizer’s inductive charging pads and sleeves enable consumers to charge wirelessly on the world’s only wireless power standard, Qi. The Wireless Power Consortium’s Qi standard continues to gain momentum and device manufacturers are beginning to launch this technology in cellular phones.

In addition, Energizer has a strong lighting products business that has evolved with changes in consumer tastes and demands. We are leveraging our expertise in lighting design, brand development and distribution capabilities to expand the household lighting product solutions available in the marketplace.

THE EXCHANGE OFFER

On May 19, 2011, we issued $600 million aggregate principal amount of 4.700% Senior Notes due 2021, the outstanding notes to which the exchange offer applies, to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. In connection with the sale of the outstanding notes to the initial purchasers, we entered into a registration rights agreement pursuant to which we agreed, among other things, to deliver this prospectus to you, to commence this exchange offer and to use our commercially reasonable efforts to complete the exchange offer not later than 60 days after the registration statement is declared effective. The summary below describes the principal terms and conditions of the exchange offer. Some of the terms and conditions described below are subject to important limitations and exceptions. See “The Exchange Offer” for a more detailed description of the terms and conditions of the exchange offer and “Description of the Exchange Notes” for a more detailed description of the terms of the exchange notes.

The Exchange Offer

We are offering to exchange up to $600 million aggregate principal amount of our new 4.700% Senior Notes due 2021, which have been registered under the Securities Act, in exchange for your outstanding notes. The form and terms of these exchange notes are identical in all material respects to the outstanding notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the outstanding notes.

To exchange your outstanding notes, you must properly tender them, and we must accept them. We will accept and exchange all outstanding notes that you validly tender and do not validly withdraw. We will issue registered exchange notes promptly after the expiration of the exchange offer.

Resale of Exchange Notes

Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that, as long as you are not a broker-dealer, the exchange notes offered in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•   you are acquiring the exchange notes in the ordinary course of your business;

•   you are not participating, do not intend to participate in and have no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

•   you are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the

Securities Act. Moreover, our belief that transfers of exchange notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Any broker-dealer that acquires exchange notes for its own account in exchange for outstanding notes must represent that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes. However, by so acknowledging and by delivering a prospectus, such participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. During the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, a participating broker-dealer may use this prospectus for an offer to sell, a resale or other retransfer of exchange notes received in exchange for outstanding notes which it acquired through market-making activities or other trading activities.

Expiration Date	The exchange offer will expire at , Eastern Standard Time, on , , unless we extend the expiration date.

Accrued Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent date to which interest has been paid on the outstanding notes. If your outstanding notes are accepted for exchange, then you will receive interest on the exchange notes and not on the outstanding notes. Any outstanding notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will re-solicit tenders of the outstanding notes. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	Each holder of outstanding notes that wishes to tender their outstanding notes must either: • complete, sign and date the accompanying letter of transmittal or a facsimile copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed, if required, and deliver the letter of transmittal, together with any other required documents (including the outstanding notes), to the exchange agent; or

•   if outstanding notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with Depository Trust Company, or DTC, to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation) to the exchange agent; or

•   comply with the procedures set forth below under “—Guaranteed Delivery Procedures.”

Holders of outstanding notes that tender outstanding notes in the exchange offer must represent that the following are true:

•   the holder is acquiring the exchange notes in the ordinary course of its business;

•   the holder is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

•   the holder is not an “affiliate” of us within the meaning of Rule 405 of the Securities Act.

Do not send letters of transmittal, certificates representing outstanding notes or other documents to us or DTC. Send these documents only to the exchange agent at the appropriate address given in this prospectus and in the letter of transmittal. We could reject your tender of outstanding notes if you tender them in a manner that does not comply with the instructions provided in this prospectus and the accompanying letter of transmittal. See “Risk Factors—There are significant consequences if you fail to exchange your outstanding notes” for further information.

Special Procedures for Tenders by Beneficial Owners of Outstanding Notes

If:

•   you beneficially own outstanding notes;

•   those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee; and

•   you wish to tender your outstanding notes in the exchange offer,

please contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of

Guaranteed Delivery Procedures

transmittal.

If you hold outstanding notes in certificated form or if you own outstanding notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those outstanding notes but:

•   your outstanding notes are not immediately available;

•   time will not permit you to deliver the required documents to the exchange agent by the expiration date; or

•   you cannot complete the procedure for book-entry transfer on time,

you may tender your outstanding notes pursuant to the procedures described in “The Exchange Offer—Procedures for Tendering Outstanding Notes—Guaranteed Delivery.”

Withdrawal Rights	You may withdraw your tender of outstanding notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer—Withdrawal Rights.”

Effect on Holders of Outstanding Notes

As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered outstanding notes, we will have fulfilled our obligations under the registration rights agreement. Accordingly, there will be no liquidated or other damages payable under the registration rights agreement if outstanding notes were eligible for exchange, but not exchanged, in the exchange offer.

If you do not tender your outstanding notes or we reject your tender, your outstanding notes will remain outstanding and will be entitled to the benefits of the indenture governing the notes. Under such circumstances, you would not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to the outstanding notes.

Any trading market for the outstanding notes could be adversely affected if some but not all of the outstanding notes are tendered and accepted in the exchange offer.

Accounting Treatment	The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. The expenses of the exchange offer will be expensed as incurred.

Material U.S. Federal Income and Estate Tax Consequences	Your exchange of outstanding notes for exchange notes will not be treated as a taxable event for U.S. federal income tax purposes.

Use of Proceeds

See “Material U.S. Federal Income and Estate Tax Consequences.”

We will not receive any proceeds from the exchange offer or the issuance of the exchange notes. The net proceeds from the issuance of the outstanding notes were used to repay our outstanding indebtedness in the aggregate amount of approximately $575 million, exclusive of approximately $20 million of “make-whole” premiums due to the early retirement of certain private placement notes, and for general corporate purposes.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent is set forth under “The Exchange Offer—Exchange Agent.”

SUMMARY OF TERMS OF EXCHANGE NOTES

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the outstanding notes; and

•	will not contain provisions relating to an increase in the interest rate borne by the outstanding notes under circumstances related to the timing of the exchange offer.

The exchange notes represent the same debt as the outstanding notes and are governed by the same indenture, which is governed by New York law. A brief description of the material terms of the exchange notes follows:

Issuer	Energizer Holdings, Inc.

Notes Offered	$600 million aggregate principal amount of 4.700% Senior Notes due 2021.

Maturity	The Notes will mature on May 19, 2021.

Interest	Interest will accrue on the Notes at the rate of 4.700% per year, and will be payable in cash semi-annually in arrears on May 19 and November 19 of each year. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The Notes will be general unsecured obligations of ours and will rank equally with all of our unsecured and unsubordinated obligations from time to time outstanding.

Holders of any of our existing or future secured indebtedness will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding.

As of September 30, 2011, we and the Subsidiary Guarantors had no senior, secured indebtedness outstanding which would be effectively senior to the Notes and approximately $1.71 billion of senior, unsecured indebtedness outstanding ranking equally with the Notes.

Subsidiary Guarantors	All existing and future subsidiaries of Energizer Holdings, Inc. that are guarantors of any of Energizer Holdings, Inc.’s credit agreements or other indebtedness for borrowed money will jointly and severally and fully and unconditionally guarantee payment of the Notes for so long as they remain guarantors under such other indebtedness. If a guarantor is released from its guarantees with respect to such debt, then such guarantor will be released from its guarantees of the Notes. See “Description of the Exchange Notes—Subsidiary Guarantees”.

The Notes will be structurally subordinated to all existing and future obligations of our subsidiaries that do not guarantee the Notes, including claims with respect to trade payables. As of and for the twelve months ended September 30, 2011, our subsidiaries that will not guarantee the Notes had approximately $830 million of liabilities (including $35 million of secured indebtedness, consisting of amounts advanced under our existing receivables securitization program), which would be effectively senior to the Notes, constituted approximately 50% of our total consolidated revenues and had approximately 40% of our total consolidated assets.

Further Issues	We may from time to time issue additional debt securities, having the same ranking and the same interest rate, maturity and other terms as the Notes, provided that if such additional senior debt securities are not fungible with the Notes for U.S. federal income tax purposes, such additional senior debt securities will have a separate CUSIP number. Any such additional debt securities will, together with the then outstanding Notes, constitute a single series of debt securities under the indenture, and holders thereof will vote together on matters under the indenture. See “Description of the Exchange Notes—Further Issues”.

Optional Redemption	We may redeem all or a portion of the Notes at our option at any time at the “make-whole” redemption price described under “Description of the Exchange Notes— Optional Redemption”.

Certain Covenants	The indenture governing the Notes will, among other things, limit our ability to incur secured indebtedness and enter into certain sale and leaseback transactions. All of these limitations will be subject to a number of important qualifications and exceptions. See “Description of the Exchange Notes.”

Change of Control	If we experience a change of control triggering event, each holder of the Notes may require us to repurchase all of the Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes repurchased, plus any accrued and unpaid interest up to, but not including, the repurchase date. See “Description of the Exchange Notes— Change of

Control.”

Book-Entry Form	The Notes will be issued in the form of one or more fully registered global notes, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or the Depositary, and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the global notes through either the Depositary (in the United States), or Clearstream Banking Luxembourg S.A. or Euroclear Bank S.A./N.V. as operator of the Euroclear System (in Europe), if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Absence of Public Market; No Listing	There is currently no established market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes. We do not intend to apply for listing of the exchange notes on any securities exchange.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	Investing in the Notes and participating in the exchange offer involves risk. See “Risk factors” and the other information included in or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Notes or to participate in the exchange offer.

SUMMARY HISTORICAL COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated financial and operating data are being provided to assist you in your analysis of an investment in the Notes. You should read this information in conjunction with the consolidated financial statements and notes thereto incorporated by reference in this document.

The summary consolidated balance sheet information as of September 30, 2011 and 2010 and the summary consolidated statement of income information for the years ended September 30, 2011, 2010 and 2009 have been derived from our historical consolidated financial statements, audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm, and included in our Current Report on Form 8-K, filed with the Securities Exchange Commission on December 15, 2011, which is incorporated herein by reference. The summary consolidated balance sheet information as of September 30, 2009, 2008, and 2007, and the summary consolidated statement of income information for the years ended September 30, 2008 and 2007 have been derived from our audited historical consolidated financial statements not included or incorporated by reference in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

(In millions, except per share data)

Statements of Earnings Data (a)	FOR THE YEARS ENDED SEPTEMBER 30,
	2011	2010	2009	2008	2007

Net sales	$4,645.7	$4,248.3	$3,999.8	$4,331.0	$3,365.1

Depreciation and amortization	181.3	139.2	130.4	141.3	115.0

Earnings before income taxes (b)	406.0	543.4	445.3	473.2	434.2

Income taxes	144.8	140.4	147.5	143.9	112.8

Net earnings (c)	$261.2	$403.0	$297.8	$329.3	$321.4

Earnings per share:

Basic	$3.75	$5.76	$4.77	$5.71	$5.67

Diluted	$3.72	$5.72	$4.72	$5.59	$5.51

Average shares outstanding:

Basic	69.6	70.0	62.4	57.6	56.7

Diluted	70.3	70.5	63.1	58.9	58.3

Balance Sheet Data	AT SEPTEMBER 30,
	2011	2010	2009	2008 (a)	2007

Working capital	$1,233.3	$1,176.0	$966.3	$665.1	$888.5

Property, plant and equipment, net	885.4	840.6	863.4	835.5	649.9

Total assets	6,663.4	6,387.9	6,149.0	5,816.7	3,525.7

Long-term debt	2,206.5	2,022.5	2,288.5	2,589.5	1,372.0

(a)	Year over year comparatives may be impacted in varying degrees by acquisitions.
(b)	Earnings before income taxes were (reduced)/increased by the following items:

	FOR THE YEARS ENDED SEPTEMBER 30,
	2011	2010	2009	2008	2007

Household Products restructuring	$(79.0)	$—	$—	$—	$—

Early debt retirement/duplicate interest	(22.9)	—	—	—	—

ASR transaction costs/integration	(13.5)	(0.5)	—	—	—

Acquisition inventory valuation	(7.0)	—	(3.7)	(27.5)	—

Other realignment/integration costs	(3.0)	(11.0)	(13.6)	(21.1)	(18.2)

Venezuela devaluation/other impacts	(1.8)	(18.3)	—	—	—

Voluntary Enhanced Retirement Option (“VERO”) /reduction in force costs	—	0.2	(38.6)	—	—

Paid time off (“PTO”) adjustment	—	—	24.1	—	—

Total	$(127.2)	$(29.6)	$(31.8)	$(48.6)	$(18.2)

(c)	Net earnings were (reduced)/increased by the following items:

	FOR THE YEARS ENDED SEPTEMBER 30,
	2011	2010	2009	2008	2007

Household Products restructuring	$(63.3)	$—	$—	$—	$—

Early debt retirement/duplicate interest	(14.4)	—	—	—	—

ASR transaction costs/integration	(8.5)	—	—	—	—

Acquisition inventory valuation	(4.4)	—	(2.3)	(16.5)	—

Other realignment/integration costs	(2.0)	(7.4)	(8.9)	(13.4)	(12.2)

Venezuela devaluation/other impacts	(1.8)	(14.2)	—	—	—

VERO/reduction in force costs	—	0.1	(24.3)	—	—

PTO adjustment	—	—	15.2	—	—

Adjustments to valuation allowances and prior years tax accruals	(9.7)	6.1	(1.5)	(1.1)	12.2

Tax benefits - special foreign dividend	—	23.5	—	—	—

Deferred tax benefit due to statutory rate change	—	—	—	—	9.7

Total	$(104.1)	$8.1	$(21.8)	$(31.0)	$9.7

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Twelve Months Ended September 30,
	2011	2010	2009	2008	2007

Ratio of earnings to fixed charges(1)	4.3	5.3	4.0	3.6	5.6

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes and equity earnings from affiliates plus fixed charges. Fixed charges include interest expense and our estimate of the interest component of rent expense.

RISK FACTORS

You should carefully consider the following risk factors, as well as other information set forth in this prospectus prior to investing in the Notes and participating in the exchange offer. The risks described below are not the only ones that we face. You should also carefully consider the risks described under “Risk Factors” in Item 1A of our annual report of Form 10-K, filed with the SEC on November 22, 2011 for the fiscal year ended September 30, 2011 and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein). Additional risks not presently known to us or that we currently deem immaterial may also have a negative impact on our business operations.

Risks Relating to the Exchange Offer

There are significant consequences if you fail to exchange your outstanding notes.

We did not register the outstanding notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the outstanding notes may only be transferred in limited circumstances under the securities laws. If you do not exchange your outstanding notes in the exchange offer, you will lose your right to have the outstanding notes registered under the Securities Act, subject to certain limitations. If you continue to hold outstanding notes after the exchange offer, you may be unable to sell the outstanding notes. Outstanding notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing restrictions.

You cannot be sure that an active trading market for the exchange notes will develop.

We do not intend to apply for a listing of the exchange notes on any securities exchange. We do not know if an active public market for the exchange notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the exchange notes, the ability of holders to sell their exchange notes or the price at which holders may sell their exchange notes. In addition, the liquidity and the market price of the exchange notes may be adversely affected by changes in the overall market for securities similar to the exchange notes, by changes in our financial performance or prospects and by changes in conditions in our industry.

You must follow the appropriate procedures to tender your outstanding notes or they will not be exchanged.

The exchange notes will be issued in exchange for the outstanding notes only after timely receipt by the exchange agent of the outstanding notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your outstanding notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of outstanding notes for exchange. Outstanding notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the outstanding notes in the exchange offer to participate in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.

The consummation of the exchange offer may not occur.

We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes.

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the exchange notes.

In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. In addition, if you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

Risks Related to the Notes

Our significant indebtedness and the restrictive covenants under our debt agreements, including the Notes, may limit our ability to expand or pursue our business strategy. In addition, if we were forced to repay some or all of this debt following an event of default, our results of operations, financial condition and liquidity would be adversely affected.

We have a substantial amount of debt, all of which matures prior to the Notes. At September 30, 2011, our total debt was approximately $2.37 billion, which represents approximately 53% of our total capitalization. Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our obligations under the Notes. The indenture governing the Notes restricts our ability to create or permit certain liens, to engage in mergers, acquisitions or sales of our assets substantially as an entirety, and to engage in sale and leaseback transactions. As long as our indebtedness remains outstanding, the restrictive covenants could impair our ability to expand or pursue our growth strategy. In addition, the breach of any covenants or any payment obligations in any of our debt agreements will result in an event of default under the applicable debt instrument. If there were an event of default under one of our debt agreements, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable, subject to applicable grace periods. This could trigger cross-defaults under other debt agreements. We cannot assure you that our assets or cash flow would be sufficient to repay fully borrowings under our outstanding debt agreements if accelerated upon an event of default or a cross-default, or that we would be able to refinance or restructure the payments on any of those debt agreements. Forced repayment of some or all of our indebtedness would reduce our available cash and have an adverse impact on our financial condition and results of operations. In addition, the Notes will mature in 2021, and we may wish to refinance the Notes before their maturity date. We cannot assure you that we would be able to obtain such refinancing if we decide to do so.

Our future debt obligations could materially adversely affect our results of operations, financial condition and liquidity.

Our anticipated significant amount of future debt could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and market conditions;

•	make it more difficult for us to satisfy our obligations to the holders of our outstanding debt, including the notes;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our debt obligations, which will reduce our funds available for working capital, capital expenditures and other general corporate expenses;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a disadvantage compared to our competitors that have proportionately less debt;

•	require us to issue additional debt or to sell some of our core assets, possibly on unfavorable terms, to meet payment obligations;

•

restrict our operational flexibility due to restrictive covenants that will limit our ability to make acquisitions, explore certain business opportunities, dispose of assets and take other actions; and

•	limit our ability to borrow additional funds in the future, if we need them, due to applicable restrictive covenants in our debt agreements.

If our debt levels increase, the related risks that we face will also increase. If we fail to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the Notes;

•	obtain additional financing;

•	sell some of our assets or operations;

•	reduce or delay capital expenditures and/or acquisitions; or

•	revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on our business, results of operations, financial condition and liquidity. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our then outstanding debt instruments, including the indenture governing the Notes.

Despite current indebtedness levels, we and our subsidiaries, including the guarantors, may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the Notes do not prohibit us or our subsidiaries from doing so. Moreover, although the Notes will limit the incurrence of liens by us, we will still be permitted to incur additional amounts of secured debt. In the event of our bankruptcy or insolvency, our secured creditors would have a prior secured claim to any collateral securing the debt owed to them. If new debt is added to our existing debt levels, the related risks that we now face would increase. In addition, the indenture does not restrict the ability of the guarantors to incur additional debt. Any such additional debt, subject to the limitations in the indenture, could be secured. If any of the guarantors incurs substantial debt in the future, its ability to pay on its guarantee may be impaired.

If we do not generate a sufficient amount of cash, which depends on many factors beyond our control, our liquidity and our ability to service our indebtedness and fund our operations would be harmed.

Based on our current level of operations and anticipated revenue growth, we believe our cash flow from operations and available cash will be adequate to meet our future liquidity needs. However, we expect to have substantial debt service obligations in connection with the Notes. We cannot assure you that our business will generate sufficient cash flow from operations, that our anticipated revenue growth will be realized or that future borrowings will be available to us in amounts sufficient to enable us to pay our existing indebtedness or fund our other liquidity needs. In addition, if we undertake expansion efforts in the future, our cash requirements may increase significantly.

The Notes will be structurally junior to all indebtedness of any subsidiaries that in the future are not guarantors of the notes.

We are a holding company that derives substantially all of our income from our operating subsidiaries. As a result, our cash flows and consequent ability to service our indebtedness, including the Notes, are dependant upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany borrowing agreements) to us or to otherwise pay amounts due with respect to the Notes or to make specific funds available for such payments.

You will not have any claim as a creditor against any of our subsidiaries (except the subsidiary guarantors) and the guarantee of a subsidiary guarantor will be released if such subsidiary guarantor no longer guarantees our credit agreements or other indebtedness for borrowed money. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries. In addition, the indenture governing the Notes will not contain any restrictions on the ability of non-guarantor subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

We may be unable to purchase the Notes upon a change of control triggering event.

Upon a change of control triggering event, as defined in the indenture governing the Notes, we will be required to offer to purchase all of the Notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest, if any. If a change of control triggering event occurs, we may not have sufficient funds to pay the change of control purchase price, and we may be required to secure third-party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. Our future indebtedness may also contain restrictions on our ability to repurchase the Notes upon certain events, including transactions that would constitute a change of control triggering event under the indenture. Our failure to repurchase the Notes upon a change of control triggering event would constitute an event of default under the indenture.

The change of control provisions in the indenture governing the Notes may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve the type of change or a change of the magnitude or under the circumstances required under the definition of change of control triggering event in the indenture to trigger our obligation to repurchase the Notes. Except as otherwise described above, the indenture governing the Notes does not contain provisions that permit the holders of the Notes to require us to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Fraudulent conveyance laws may void the guarantees of the notes or subordinate the guarantees.

The Notes are guaranteed by certain of our subsidiaries. These guarantees may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy proceeding is commenced by or on behalf of the subsidiary guarantors’ creditors. Under these laws, if in such a proceeding a court were to find that a subsidiary guarantor:

•	incurred its guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring these guarantees and:

•	was insolvent or was rendered insolvent by reason of such guarantee;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•

intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void such subsidiary guarantee or subordinate such subsidiary’s guarantee to such subsidiary’s presently existing or future debt or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•

the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

We cannot assure you as to what standard a court would apply in order to determine whether a subsidiary guarantor was “insolvent” as of the date its guarantee was issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that such subsidiary guarantor was insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether a subsidiary guarantor was insolvent on the date the subsidiary’s guarantee was issued, that the payments constituted fraudulent transfers on another ground.

The subsidiary guarantees could be subject to the claim that, since the subsidiary guarantees were incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a subsidiary guarantor’s obligation under its subsidiary guarantee, subordinate the subsidiary guarantee to the other indebtedness of a subsidiary guarantor, direct that holders of the Notes return any amounts paid under a subsidiary guarantee to the relevant subsidiary guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the Notes. Since the guarantees by the subsidiary guarantors are limited to the maximum amount that the subsidiary guarantors are permitted to guarantee under applicable law, a subsidiary guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such subsidiary guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Exchange Notes—Subsidiary Guarantees”.

Each subsidiary guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing its guarantee to be a fraudulent transfer. However, this provision may not be effective to protect guarantees from being avoided under fraudulent transfer law or may reduce or eliminate the subsidiary guarantor’s obligations to an amount that effectively makes its guarantee worthless. In a recent Florida bankruptcy proceeding, a similar provision was found to not be effective to protect subsidiary guarantors.

Your ability to transfer the Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

There is no established market for the Notes. We do not intend to have the Notes listed on a national securities exchange or included in any automated quotation system. The liquidity of any market for the Notes will depend upon the number of holders of the Notes, our performance and financial condition, the then-current ratings assigned to the Notes, the market for similar securities, the interest of securities dealers in making a market, if any, in the Notes, prevailing interest rates, and other factors. If an active market does not develop or is not maintained, the price and liquidity of the Notes may be adversely affected.

Risks Related to Our Business

You should carefully consider the risks described under “Risk Factors” in Item 1A of our annual report of Form 10-K for the fiscal year ended September 30, 2011 (which risk factors are incorporated by reference herein).

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Because the exchange notes have substantially identical terms as the outstanding notes, the issuance of the exchange notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

The net proceeds from the issuance of the outstanding notes were used to repay our outstanding indebtedness in the aggregate amount of approximately $575 million, exclusive of approximately $20 million of “make-whole” premiums due to the early retirement of certain private placement notes, and for general corporate purposes.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth selected consolidated financial data of Energizer. You should read this information in conjunction with the consolidated financial statements and notes thereto incorporated by reference in this document.

The selected consolidated balance sheet information as of September 30, 2011 and 2010 and the selected consolidated statement of income information for the years ended September 30, 2011, 2010 and 2009 have been derived from our historical consolidated financial statements, audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm, and included in our Current Report on Form 8-K, filed with the Securities Exchange Commission on December 15, 2011, which is incorporated herein by reference. The selected consolidated balance sheet information as of September 30, 2009, 2008, and 2007, and the selected consolidated statement of income information for the years ended September 30, 2008 and 2007 have been derived from our audited historical consolidated financial statements not included or incorporated by reference in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

(In millions, except per share data)

Statements of Earnings Data (a)	FOR THE YEARS ENDED SEPTEMBER 30,
	2011	2010	2009	2008	2007

Net sales	$4,645.7	$4,248.3	$3,999.8	$4,331.0	$3,365.1

Depreciation and amortization	181.3	139.2	130.4	141.3	115.0

Earnings before income taxes (b)	406.0	543.4	445.3	473.2	434.2

Income taxes	144.8	140.4	147.5	143.9	112.8

Net earnings (c)	$261.2	$403.0	$297.8	$329.3	$321.4

Earnings per share:

Basic	$3.75	$5.76	$4.77	$5.71	$5.67

Diluted	$3.72	$5.72	$4.72	$5.59	$5.51

Average shares outstanding:

Basic	69.6	70.0	62.4	57.6	56.7

Diluted	70.3	70.5	63.1	58.9	58.3

Balance Sheet Data	AT SEPTEMBER 30,
	2011	2010	2009	2008 (a)	2007

Working capital	$1,233.3	$1,176.0	$966.3	$665.1	$888.5

Property, plant and equipment, net	885.4	840.6	863.4	835.5	649.9

Total assets	6,663.4	6,387.9	6,149.0	5,816.7	3,525.7

Long-term debt	2,206.5	2,022.5	2,288.5	2,589.5	1,372.0

(a)	Year over year comparatives may be impacted in varying degrees by acquisitions.
(b)	Earnings before income taxes were (reduced)/increased by the following items:

	FOR THE YEARS ENDED SEPTEMBER 30,
	2011	2010	2009	2008	2007

Household Products restructuring	$(79.0)	$—	$—	$—	$—

Early debt retirement/duplicate interest	(22.9)	—	—	—	—

ASR transaction costs/integration	(13.5)	(0.5)	—	—	—

Acquisition inventory valuation	(7.0)	—	(3.7)	(27.5)	—

Other realignment/integration costs	(3.0)	(11.0)	(13.6)	(21.1)	(18.2)

Venezuela devaluation/other impacts	(1.8)	(18.3)	—	—	—

VERO/reduction in force costs	—	0.2	(38.6)	—	—

PTO adjustment	—	—	24.1	—	—

Total	$(127.2)	$(29.6)	$(31.8)	$(48.6)	$(18.2)

(c)	Net earnings were (reduced)/increased by the following items:

	FOR THE YEARS ENDED SEPTEMBER 30,
	2011	2010	2009	2008	2007

Household Products restructuring	$(63.3)	$—	$—	$—	$—

Early debt retirement/duplicate interest	(14.4)	—	—	—	—

ASR transaction costs/integration	(8.5)	—	—	—	—

Acquisition inventory valuation	(4.4)	—	(2.3)	(16.5)	—

Other realignment/integration costs	(2.0)	(7.4)	(8.9)	(13.4)	(12.2)

Venezuela devaluation/other impacts	(1.8)	(14.2)	—	—	—

VERO/reduction in force costs	—	0.1	(24.3)	—	—

PTO adjustment	—	—	15.2	—	—

Adjustments to valuation allowances and prior years tax accruals	(9.7)	6.1	(1.5)	(1.1)	12.2

Tax benefits - special foreign dividend	—	23.5	—	—	—

Deferred tax benefit due to statutory rate change	—	—	—	—	9.7

Total	$(104.1)	$8.1	$(21.8)	$(31.0)	$9.7

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Simultaneously with the sale of the outstanding notes, we entered into a registration rights agreement with Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities LLC., as representatives of the initial purchasers. Under the registration rights agreement, we agreed, among other things, to:

•	file a registration statement relating to a registered exchange offer for the outstanding notes with the SEC; and

•	commence and use our commercially reasonable efforts to complete the exchange offer no later than 60 days after the registration statement was declared effective by the SEC.

We are conducting the exchange offer to satisfy our obligations under the registration rights agreement. If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is the 325th calendar day after the closing date of May 19, 2011, the annual interest rate on the Notes will increase by 0.25% per year. The amount of additional interest will increase by an additional 0.25% per year for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.00% per year. A copy of the registration rights agreement has been filed with the SEC as Exhibit 4.3 to our Current Report on Form 8-K dated May 19, 2011, and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes:

•	will be registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the outstanding notes; and

•	will not contain provisions relating to an increase in any interest rate in connection with the outstanding notes under circumstances related to the timing of the exchange offer.

The exchange offer is not extended to original note holders in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer

We are offering to exchange up to $600 million aggregate principal amount of exchange notes for a like aggregate principal amount of outstanding notes. The outstanding notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. In exchange for outstanding notes properly tendered and accepted, we will issue a like total principal amount of up to $600 million in exchange notes. This prospectus, together with the letter of transmittal, is first being sent on or about                    , 20    , to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange in the exchange offer is subject to the conditions described below under the heading “—Conditions to the Exchange Offer.” The exchange offer is not conditioned upon holders tendering a minimum principal amount of outstanding notes. As of the date of this prospectus, $600 million aggregate principal amount of outstanding notes are outstanding.

Outstanding notes tendered in the exchange offer must be in denominations of $2,000 and any higher integral multiple of $1,000.

Holders of the outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. If you do not tender your outstanding notes or if you tender outstanding notes that we do not accept, your outstanding notes will remain outstanding. Any outstanding notes will be entitled to the benefits of the indenture but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to such outstanding notes. See “Risk Factors—There are significant consequences if you fail to exchange your outstanding notes” for more information regarding outstanding notes outstanding after the exchange offer.

After the expiration date, we will return to the holder any tendered outstanding notes that we did not accept for exchange.

None of us, our board of directors or our management recommends that you tender or not tender outstanding notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of outstanding notes to tender.

The expiration date is                    , Eastern Standard Time, on                    , 20    , or such later date and time to which we extend the exchange offer.

We have the right, in accordance with applicable law, at any time:

•	to delay the acceptance of the outstanding notes;

•	to terminate the exchange offer and not accept any outstanding notes for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all outstanding notes tendered in the exchange offer other than those notes properly withdrawn; and

•	to waive any condition or amend the terms of the exchange offer in any manner.

If we materially amend the exchange offer or if we waive a material condition to the exchange offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the outstanding notes disclosing the change or waiver and extend the exchange offer as required by law to cause this exchange offer to remain open for at least five business days following such notice.

If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., Eastern Standard Time on the next business day after the previously scheduled expiration date.

Acceptance of Outstanding Notes for Exchange and Issuance of Outstanding Notes

Promptly after the expiration date, we will accept all outstanding notes validly tendered and not withdrawn, and we will issue exchange notes registered under the Securities Act to the exchange agent. The exchange agent might not deliver the exchange notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

We will be deemed to have exchanged outstanding notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered outstanding notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of outstanding notes, letters of transmittal and related documents.

In tendering outstanding notes, you must warrant in the letter of transmittal or in an agent’s message (described below) that:

•	you have full power and authority to tender, exchange, sell, assign and transfer outstanding notes;

•	we will acquire good, marketable and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the outstanding notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the outstanding notes.

Procedures for Tendering Outstanding Notes

Valid Tender

When the holder of outstanding notes tenders, and we accept, outstanding notes for exchange, a binding agreement between us, on the one hand, and the tendering holder, on the other hand, is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal (including outstanding notes), to the exchange agent, The Bank of New York Mellon Trust Company, N.A., at the address set forth below under the heading “—Exchange Agent;”

•

if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with the Depository Trust Company, or DTC, to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation), to the exchange agent at the address set forth below under the heading “—Exchange Agent;” or

•	comply with the provisions set forth below under “—Guaranteed Delivery.”

In addition, on or prior to the expiration date:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•

the exchange agent must receive a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The letter of transmittal or agent’s message may be delivered by mail, facsimile, hand delivery or overnight carrier, to the exchange agent.

The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If you beneficially own outstanding notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the outstanding notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

If you tender fewer than all of your outstanding notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all outstanding notes that you hold.

The method of delivery of the certificates for the outstanding notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(i) you or any other person acquiring exchange notes in exchange for your outstanding notes in the exchange offer is acquiring them in the ordinary course of business;

(ii) neither you nor any other person acquiring exchange notes in exchange for your outstanding notes in the exchange offer is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

(iii) neither you nor any other person acquiring exchange notes in exchange for your outstanding notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer;

(iv) neither you nor any other person acquiring exchange notes in exchange for your outstanding notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(v) if you or another person acquiring exchange notes in exchange for your outstanding notes is a broker-dealer and you acquired the outstanding notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

By tendering your outstanding notes you are deemed to have made these representations.

Broker-dealers who cannot make the representations in item (v) of the paragraph above cannot use this prospectus in connection with resales of the exchange notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your outstanding notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:

(i) may not rely on the applicable interpretations of the staff of the SEC and therefore may not participate in the exchange offer; and

(ii) must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the outstanding notes.

Book-Entry Transfers

For tenders by book-entry transfer of outstanding notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender outstanding notes. Accordingly, any participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent’s account in accordance with its ATOP procedures for transfer.

Notwithstanding the ability of holders of outstanding notes to effect delivery of outstanding notes through book-entry transfer at DTC, either:

•

the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent;” or

•	the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

If a holder wants to tender outstanding notes in the exchange offer and (1) the certificates for the outstanding notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the outstanding notes may be tendered if the holder complies with the following guaranteed delivery procedures:

•	the tender is made by or through an eligible institution;

•	the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent on or prior to the expiration date:

•	setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered;

•	stating that the tender is being made; and

•

guaranteeing that, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent’s message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for the outstanding notes, or a confirmation of book-entry transfer, and a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three (3) New York Stock Exchange trading days after the notice of guaranteed delivery is executed for all such tendered outstanding notes.

You may deliver the notice of guaranteed delivery by hand, facsimile, mail or overnight delivery to the exchange agent and you must include a guarantee by an eligible institution in the form described above in such notice.

Our acceptance of properly tendered outstanding notes is a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

Determination of Validity

We, in our sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered outstanding notes. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of outstanding notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will they be liable for failing to give any such notice.

We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of outstanding notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

Resales of Exchange Notes

Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of exchange notes, other than a broker-dealer, may offer exchange notes for resale, resell and otherwise transfer the exchange notes without delivering a prospectus to prospective purchasers, if the holder acquired the exchange notes in the ordinary course of business, has no intention of engaging in a “distribution” (as defined under the Securities Act) of the exchange notes and is not an “affiliate” (as defined under the Securities Act) of Energizer. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.

By tendering outstanding notes, the holder, other than participating broker-dealers, as defined below, of those outstanding notes will represent to us that, among other things:

•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder;

•

neither the holder nor any other person receiving the exchange notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the exchange notes; and

•	neither the holder nor any other person receiving the exchange notes is an “affiliate” (as defined under the Securities Act) of Energizer.

If any holder or any such other person is an “affiliate” of Energizer or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the exchange notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the SEC referred to above and therefore may not participate in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must represent that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as defined under the Securities Act). If a broker-dealer acquired outstanding notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of exchange notes received in exchange for the outstanding notes pursuant to the exchange offer. We have agreed that, during the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Withdrawal Rights

You can withdraw tenders of outstanding notes at any time prior to            , Eastern Standard Time, on the expiration date.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the total principal amount of outstanding notes to be withdrawn;

•	where certificates for outstanding notes are transmitted, list the name of the registered holder of the outstanding notes if different from the person withdrawing the outstanding notes;

•	contain a statement that the holder is withdrawing his election to have the outstanding notes exchanged; and

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes in the name of the person withdrawing the tender.

If you delivered or otherwise identified pursuant to the guaranteed delivery procedures outstanding notes to the exchange agent, you must submit the serial numbers of the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of outstanding notes tendered for the account of an eligible institution. If you tendered outstanding notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, outstanding notes properly withdrawn may again be tendered at any time on or prior to the expiration date.

We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice.

In the case of outstanding notes tendered by book-entry transfer through DTC, the outstanding notes withdrawn or not exchanged will be credited to an account maintained with DTC. Withdrawn outstanding notes will be returned to the holder after withdrawal. The outstanding notes will be returned or credited to the account maintained with DTC as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

Properly withdrawn outstanding notes may again be tendered by following one of the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time prior to , Eastern Standard Time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend the exchange offer, if at any time prior to            , Eastern Standard Time, on the expiration date, we determine that the exchange offer violates applicable law or SEC policy.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “—Terms of the Exchange Offer.”

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any such outstanding notes.

If we terminate or suspend the exchange offer based on a determination that the exchange offer violates applicable law or SEC policy, the registration rights agreement requires that we use our commercially reasonable efforts to cause a shelf registration statement covering the resale of the outstanding notes to be filed within 90 days and declared effective by the SEC as soon as reasonably practicable.

Exchange Agent

We appointed The Bank of New York Mellon, N.A., as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent, addressed as follows:

The Bank of New York Mellon Trust Company, N.A. as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations - Reorganization Unit

101 Barclay Street, Floor 7 East

New York, NY 10286

Attention: Mrs. Carolle Montreuil

Telephone: 212-815-5920

Facsimile: 212-298-1915

If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. The expenses of the exchange offer will be expensed as incurred.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their outstanding notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor Energizer is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the confidential offering memorandum dated May 16, 2011 relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Holders of the exchange notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders after the exchange offer other than by any holder who is one of our “affiliates” (as defined in Rule 405 under the Securities Act). Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such exchange notes are acquired in the ordinary course of such holder’s business; and

•	such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of Energizer;

•	it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes; and

•	it is acquiring the exchange notes in the ordinary course of its business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must acknowledge that such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

DESCRIPTION OF THE EXCHANGE NOTES

In this description, references to “Energizer,” “us” and “our” refer only to Energizer Holdings, Inc. and not to any of its subsidiaries and the term “Subsidiary Guarantor” refers only to such Subsidiary Guarantor and not any of its subsidiaries. Except as otherwise indicated below, the following summary applies to both the outstanding notes issued May 19, 2011 pursuant to the indenture among us, the Subsidiary Guarantors (as defined below) and The Bank of New York Mellon Trust Company, N.A., as trustee, and to the exchange notes to be issued in connection with the exchange offer.

Energizer will also issue the exchange notes under the Indenture. The term “Notes” as used in this section means the exchange notes and the outstanding notes, in each case outstanding at any given time and issued under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The terms of the exchange notes are the same as the terms of the outstanding notes, except that:

•	the exchange notes will be registered under the Securities Act;

•	the exchange notes will not bear restrictive legends restricting their transfer under the Securities Act;

•	holders of the exchange notes are not entitled to certain rights under the registration rights agreement; and

•	the exchange notes will not contain provisions relating to an increase in any interest rate in connection with the outstanding notes under circumstances related to the timing of the exchange offer.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the Notes. Copies of the indenture are available upon request to Energizer at the address indicated under “Where You Can Find More Information” elsewhere in this prospectus. Whenever there is a reference to defined terms of the Indenture, the defined terms are incorporated by reference, and the statement is qualified in its entirety by that reference.

General

The Notes:

•	will be senior unsecured obligations of ours;

•	will be fully, unconditionally and irrevocably guaranteed as to the payment of principal and interest, including additional interest, if any, by the Subsidiary Guarantors;

•	will rank equally with all of our and the Subsidiary Guarantors’ other senior unsecured indebtedness from time to time outstanding;

•	will be structurally subordinated to all existing and future obligations of our subsidiaries that do not include the Notes, including claims with respect to trade payables;

•	will initially be limited to $600,000,000 aggregate principal amount; and

•	will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Principal, Maturity and Interest

Each Note will bear interest at a rate of 4.700% per year. Interest will be payable semi-annually in arrears on May 19 and November 19 of each year, beginning on November 19, 2011, and will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes will accrue from and including the settlement date and will be paid to holders of record on the May 4 or November 4 immediately before the respective interest payment date. The Notes will mature on May 19, 2021. On the maturity date of the Notes, the holders will be entitled to receive 100% of the principal amount of the Notes. The Notes do not have the benefit of any sinking fund.

If any interest payment date falls on a day that is not a business day, then payment of interest may be made on the next succeeding business day and no interest will accrue because of such delayed payment provided such payment is in fact made on the next succeeding business day. With respect to the Notes, when we use the term “business day” we mean any day which is not a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies in the applicable place of payment are authorized or obligated by law or regulation to close.

Ranking

The Notes will be general unsecured obligations of ours and the Subsidiary Guarantors and will rank equally with all of our and the Subsidiary Guarantors’ unsubordinated obligations from time to time outstanding. As of September 30, 2011, we and the Subsidiary Guarantors had no senior, secured indebtedness outstanding which would be effectively senior to the Notes, and approximately $1.71 billion of senior, unsecured indebtedness outstanding ranking equally with the Notes. In the future we and our Subsidiary Guarantors may incur additional indebtedness including secured indebtedness subject in the case of secured indebtedness to the covenant described under “—Limitation on liens”. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding. In addition, the Notes will be structurally subordinated to all existing and future obligations of our subsidiaries that do not guarantee the Notes, including claims with respect to trade payables.

As of and for the twelve months ended September 30, 2011, our subsidiaries that will not guarantee the Notes had approximately $830 million of liabilities (including $35 million of secured indebtedness, consisting of amounts advanced under our existing receivables securitization program), which would be effectively senior to the Notes, constituted approximately 50% of our total consolidated revenues and had approximately 40% of our total consolidated assets.

Subsidiary Guarantees

All of our existing and future Subsidiaries (as defined below) that are guarantors under any of our credit agreements or other indebtedness for borrowed money will be required to jointly and severally and fully and unconditionally guarantee payment on the Notes for so long as they remain guarantors under such other indebtedness (the “Subsidiary Guarantors”).

“Subsidiary” means (1) any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by us or one or more other Subsidiaries and (2) any other person in which we or one or more other Subsidiaries, directly or indirectly, at the date of determination, (x) own at least a majority of the outstanding ownership interests or (y) have the power to elect or direct the election of, or to appoint or approve the appointment of, at least the majority of the directors, trustees or managing members of, or other persons holding similar positions with, such Person.

The obligations of each Subsidiary Guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. However, this provision may automatically reduce the Subsidiary Guarantor’s obligations to an amount that effectively makes the guarantee worthless and, in any case, this provision may not be effective to prevent a guarantee from being avoided under fraudulent transfer laws. For example, in a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect similar guarantees.

See “Risk factors—Fraudulent conveyance laws may void the guarantees of the Notes or subordinate the guarantees”.

Any Subsidiary Guarantor which makes payment under its guarantee shall have the right to seek contribution from any non-paying Subsidiary Guarantors so long as the exercise of such right does not impair the rights of the holders of the Notes.

The guarantee of a Subsidiary Guarantor will be released:

•	in the event of a sale or other disposition by us, by way of merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor;

•

if the Subsidiary Guarantor’s guarantee of our obligations under all of our credit agreements and other indebtedness for borrowed money is released or discharged, other than by release or discharge as a result of payment under such guarantee; or

•

if we exercise our legal defeasance option as described under “— Defeasance and covenant defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the indenture.

Further Issues

The indenture provides that we may issue debt securities (the “debt securities”) thereunder from time to time in one or more series, and permits us to establish the terms of each series of debt securities at the time of issuance. The indenture does not limit the aggregate amount of debt securities that may be issued under the indenture.

The Notes will constitute a separate series of debt securities under the indenture, initially limited to $600,000,000. We may from time to time, without the consent of the holders of the Notes, issue additional debt securities, having the same ranking and the same interest rate, maturity and other terms as the Notes except for the issue price and issue date and, in some cases, the first interest payment date, provided that if such additional senior debt securities are not fungible with the Notes for U.S. federal income tax purposes, such additional senior debt securities will have a separate CUSIP number. Any such additional debt securities will constitute a single series of debt securities under the indenture, and holders thereof will vote together on matters under the indenture.

Optional Redemption

We may redeem all or a portion of the Notes at our option at any time or from time to time as set forth below. We will mail notice of the redemption to registered holders of such Notes at least 30 days and not more than 60 days prior to the date set for redemption. We may redeem such Notes at a redemption price equal to the greater of:

•	100% of the principal amount plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date; or

•

the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the date of redemption.

If money sufficient to pay the redemption price of all of the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date, then on and after such redemption date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations or, if only one such Quotation is obtained, such Quotation.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by us, which may be one of the Reference Treasury Dealers.

“Reference Treasury Dealer” means any primary U.S. government securities dealers in New York City (a “Primary Treasury Dealer”) that we select, which are Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, and any other Primary Treasury Dealers selected by us; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (provided that if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

If we elect to redeem less than all of the Notes, the particular Notes to be redeemed shall be selected not more than 60 days prior to the redemption date by the Trustee, from the outstanding Notes not previously called for redemption on a pro rata basis, by lot or such other method as the Trustee shall deem fair and appropriate.

We or the Subsidiary Guarantors may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise. Notes so purchased may, at our sole option, be held, resold or surrendered to the Trustee for cancellation.

Merger, Consolidation or Sale of Assets

We may not consolidate with or merge with or into, whether or not we are the surviving corporation, or sell, assign, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•

the surviving corporation or the person acquiring the assets is organized and existing under he laws of the United States or one of the 50 states, any U.S. territory or the District of Columbia, and assumes the obligation to pay the principal of, and premium, if any, and interest, including additional interest, if any, on all the Notes, and to perform or observe all covenants of the indenture;

•	immediately after the transaction, there is no event of default under the indenture; and

•	we deliver to the Trustee a certificate and opinion of counsel stating that the transaction complies with the indenture.

Upon the consolidation, merger or sale, the successor corporation formed by the consolidation, or into which we are merged or to which the sale is made, will succeed to, and be substituted for us under the indenture and the registration rights agreement. Although there is a limited body of case law interpreting the phrase “substantially as an entirety”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of our properties and assets “substantially as an entirety”. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Change of Control

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the Notes as described under “Optional Redemption” above, the indenture provides that each holder of Notes will have the right to require us to purchase all or a portion of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, including additional interest, if any, up to, but not including, the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Unless we have exercised our right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date. We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. Our ability to pay cash to holders of Notes upon a repurchase may be limited by our then existing financial resources. See “Risk factors—We may be unable to purchase the Notes upon a change of control triggering event”.

Holders will not be entitled to require us to purchase their Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such compliance.

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(5) the adoption by our shareholders of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned Subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the board of directors of the Company who:

(1) was a member of such board of directors on the date of the indenture; or

(2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (or such lesser number comprising a majority of a nominating committee if authority for such nomination, election or appointment has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed).

Holders would not be entitled to require us to purchase the Notes in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where our board of directors does not approve a dissident slate of directors but approves them as Continuing Directors, even if our board of directors initially opposed the directors.

“Fitch” means Fitch Inc., a Subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch) and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency”.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided, that if any of Fitch, Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency; provided that we shall give notice of such appointment to the Trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person. The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise, established definition of the phrase under applicable law.

Accordingly, the applicability of the requirement that we offer to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another “person” (as such terms is used in Section 13(d)(3) of the Exchange Act) may be uncertain.

Limitations on Liens

We will not, and will not permit any of our Restricted Subsidiaries to, create, incur, issue, assume or guarantee any indebtedness for money borrowed secured by a Lien (“Secured Debt”) upon any Principal Property or any shares of stock or indebtedness for borrowed money of any Restricted Subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively providing concurrently that the Notes are secured equally and ratably with or, at our option, prior to such Secured Debt so long as such Secured Debt shall be so secured. The foregoing restriction shall not apply to, and there shall be excluded from Secured Debt in any computation under such restriction, Secured Debt secured by:

(1) Liens on any property, shares of stock or indebtedness for borrowed money of any entity existing at the time such entity becomes a Restricted Subsidiary;

(2) Liens on property or shares of stock existing at the time of the acquisition of such property or stock by us or a Restricted Subsidiary, or existing as of the original date of the indenture;

(3) Liens to secure the payment of all or any part of the price of acquisition, construction or improvement of such property or stock by us or a Restricted Subsidiary, or to secure any Secured Debt incurred by us or a Restricted Subsidiary, prior to, at the time of, or within 180 days after, the later of the acquisition or completion of construction (including any improvements on an existing property), which Secured Debt is incurred for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon; provided, however, that, in the case of any such acquisition, construction or improvement, the Lien shall not apply to any property theretofore owned by us or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore substantially unimproved real property on which the property or improvement so constructed is located;

(4) Liens securing Secured Debt of a Restricted Subsidiary owing to us or to another Restricted Subsidiary;

(5) Liens on property of an entity existing at the time such entity is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of an entity as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

(6) Liens on our or Restricted Subsidiary’s property in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of such country or political subdivision, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

(7) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal taxation pursuant to Section 103 of the Internal Revenue Code;

(8) Liens to secure Hedging Obligations entered into in the ordinary course of business to purchase any raw material or other commodity or to hedge risks or reduce costs with respect to our, or any of our Restricted Subsidiaries’, interest rate, currency or commodity exposure, and not for speculative purposes;

(9) Liens on accounts receivables and related contract rights of ours or any Restricted Subsidiary under financing transactions pursuant to which we or any Restricted Subsidiary sells or transfers to special purpose vehicles accounts receivables and related contract rights for further sale or transfer to other purchasers of or investors in such assets;

(10) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (1) through (9) above; provided, however, that the principal amount of Secured Debt so secured shall not exceed the principal amount of Secured Debt so secured at the time of such extension, renewal or replacement (except any amounts committed at the date of the indenture), and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements and construction on such property).

Notwithstanding the foregoing, we and any one or more of our Restricted Subsidiaries may, however, without securing the Notes, create, incur, issue, assume or guarantee Secured Debt secured by a Lien if, after giving effect to the transaction, the aggregate of the Secured Debt then outstanding (not including Secured Debt permitted under the above exceptions) does not exceed 15% of our Consolidated Net Tangible Assets as shown on our consolidated financial statements as of the end of the fiscal year preceding the date of determination.

“Commodity Agreement” means any forward contract, commodity swap, commodity option or other financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

“Consolidated Net Tangible Assets” means our and our Restricted Subsidiaries’ total assets (including, without limitation, any net investments in Subsidiaries that are not Restricted Subsidiaries) after deducting therefrom (a) all current liabilities (except for indebtedness payable by its terms more than one year from the date of incurrence thereof or renewable or extendible at the option of the obligor for a period ending more than one year after such date of incurrence) and (b) all goodwill, trade names, trademarks, franchises, patents, unamortized debt discount and expense, organization and developmental expenses and other like segregated intangibles, all as computed by us and our Restricted Subsidiaries as of the end of the fiscal year preceding the date of determination in accordance with GAAP; provided, that any items constituting deferred income taxes, deferred investment tax credit or other similar items shall not be taken into account as a liability or as a deduction from or adjustment to total assets.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“GAAP” means U.S. generally accepted accounting principles as are set forth in the statements and pronouncements of the Financial Accounting Standards Board and in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or in such other statements by such other entity as have been approved by a significant segment of the accounting profession or which have other substantial authoritative support in the United States and are applicable in the circumstances, in each case, as applied on a consistent basis, which were in effect as of the issuance date of the outstanding notes.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement, Commodity Agreement or derivative contract entered into to hedge interest rate risk, currency exchange risk, and commodity price risk.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Lien” or “Liens” means any mortgage, pledge, lien, security interest or other encumbrances upon any Principal Property or any shares of stock or on indebtedness for borrowed money of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness for borrowed money are now owned or hereafter acquired).

“Principal Property” means each plant, facility or office of ours or a Restricted Subsidiary located within the United States of America (other than its territories and possessions except in the case of the District of Columbia and Puerto Rico), except any such plant, facility or office which either (i) has a gross book value of less than 2% of Consolidated Net Tangible Assets or (ii) in the good faith opinion of our board of directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries.

“Restricted Subsidiary” means any of our Subsidiaries: (i) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America, the District of Columbia, or Puerto Rico and (ii) which owns or is the lessee of any Principal Property.

Limitations on Sale and Leaseback Transactions

We will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

(1) We or such Restricted Subsidiary would be entitled to create, incur, issue, assume or guarantee indebtedness secured by a Lien upon such property at least equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the Notes; provided, however, that from and after the date on which such arrangement becomes effective, the Attributable Debt in respect of such arrangement shall be deemed, for all purposes described under “— Limitations on liens” above, to be Secured Debt subject to the provisions of the covenants described therein; or

(2) Since the original date of the indenture and within a period commencing twelve months prior to the consummation of such Sale and Leaseback Transaction and ending twelve months after the consummation of such Sale and Leaseback Transaction, we, or any Restricted Subsidiary, as the case may be, has expended or will expend for the Principal Property an amount equal to (A) the net proceeds of such Sale and Leaseback Transaction, and we elect to designate such amount as a credit against such Sale and Leaseback Transaction, or (B) a part of the net proceeds of such Sale and Leaseback Transaction and we elect to designate such amount as a credit against such Sale and Leaseback Transaction and applies an amount equal to the remainder of the net proceeds as provided in the following paragraph; or

(3) such Sale and Leaseback Transaction does not come within the exceptions provided by the first paragraph above under “— Limitations on sale and leaseback transactions” and we do not make the election permitted by the second paragraph under “— Limitations on sale and leaseback transactions” or make such election only as to a part of such net proceeds, in either of which events we shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement (less any amount elected under the second paragraph under “— Limitations on sale and leaseback transactions”) to the retirement, within 180 days of the effective date of any such arrangement, of indebtedness for borrowed money of ours or any Restricted Subsidiary (other than our indebtedness, or indebtedness of a Guarantor, for borrowed money which is subordinated to the Notes or the guarantees thereon) which by its terms matures at or is extendible or renewable at the sole option of the obligor without requiring the consent of the obligees to a date more than twelve months after the date of the creation of such indebtedness for borrowed money (it being understood that such retirement may be made by prepayment of such indebtedness for borrowed money, if permitted by the terms thereof, as well as by payment at maturity, and that at our option and pursuant to the terms of the indenture, such indebtedness may include the Notes).

“Attributable Debt” means the present value (discounted at the weighted average interest rate borne by the Notes outstanding at the time of such Sale and Leaseback Transaction compounded semi-annually) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended).

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property, whether such Principal Property is now owned or hereafter acquired (except for (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years and (2) leases between us and a Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person with the intention of taking back a lease of such property.

SEC Reports

The indenture provides that any documents or reports that we or the Subsidiary Guarantors are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us or the Subsidiary Guarantors with the Trustee within 30 days after the same are filed with the SEC. Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR.

Events of Default

Holders of Notes will have specified rights if an Event of Default (as defined below) occurs. The term “Event of Default” in respect of the Notes means any of the following:

•	we do not pay interest, including additional interest, if any, on any Note within 30 days of its due date;

•	we do not pay the principal of or any premium on any Note, when due and payable, at maturity, or upon acceleration or redemption;

•

we or any Subsidiary Guarantor remains in breach of a covenant or warranty in respect of the indenture or any Note (other than a covenant included in the indenture solely for the benefit of debt securities of another series) for 90 days after we receive a written notice of default, which notice must be sent by either the Trustee or holders of at least 25% in principal amount of the outstanding Notes;

•	we or any Significant Subsidiary that is a Subsidiary Guarantor files for bankruptcy, or other events of bankruptcy, insolvency or reorganization specified in the indenture; or

•

any guarantee of a Subsidiary Guarantor which is a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Subsidiary Guarantor which is a Significant Subsidiary denies or disaffirms in writing its obligations under its guarantee and such default continues for 10 business days after receipt of notice thereof.

Within 90 days after a default in respect of the Notes, the Trustee must give to the holders of Notes notice of all uncured and unwaived defaults by us known to it. However, except in the case of payment default, the Trustee may withhold such notice if it determines that such withholding is in the interest of the holders.

If an Event of Default occurs and is continuing in respect of the Notes, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the entire principal amount of (and premium, if any) and all of the accrued interest, including additional interest, if any, on the Notes to be immediately due and payable. In addition, at any time after such a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the Notes may, subject to specified conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. If an Event of Default because of certain events of bankruptcy, insolvency or receivership shall occur and be continuing, then the principal amount of all the Notes outstanding shall be and become due and payable immediately, without notice or other action by any holder or the Trustee, to the full extent permitted by law.

The holders of a majority in principal amount of the Notes may waive any past default and its consequences, except that they may not waive an uncured default in payment or a default which cannot be waived without the consent of the holders of all Notes.

We must file annually with the Trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the indenture and, if so, specifying each such default and the nature and status of each such default.

The Trustee is not required to take action at the request of any holders of the Notes, unless such holders have offered to the Trustee security or indemnity reasonably satisfactory to it. Subject to indemnification requirements and other limitations set forth in the indenture, the holders of a majority in principal amount of the Notes may direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee, in respect of the Notes.

“Significant Subsidiary” means, as of the date of determination, any Subsidiary Guarantor, the assets or revenues of which account for (i) more than 15% of the Consolidated Total Assets of the Company and its Subsidiaries at the end of the most recently ended fiscal period or (ii) more than 15% of the consolidated revenues of the Company and its Subsidiaries for the most recently completed four fiscal quarters.

“Consolidated Total Assets” means, as of any date, the assets and properties of the Company and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP, less any amount of assets reflected therein to the extent that they have been sold or pledged pursuant to an asset securitization transaction.

Modification of the Indenture

Without the consent of any holders, we and the Trustee may enter into one or more supplemental indentures for certain purposes, including:

•	to evidence the succession of another corporation to our rights and covenants in the indenture;

•	to add to our covenants for the benefit of the Notes, or to surrender any of our rights or powers conferred in the indenture;

•	to add any additional events of default;

•

to change or eliminate any provisions, when there are no outstanding Notes created before the execution of such supplemental indenture which is entitled to the benefit of the provisions being changed or eliminated;

•	to provide additional guarantees of the Notes;

•	to supplement any of the provisions to permit or facilitate the defeasance and discharge of the Notes;

•	to establish the form or terms of the Notes or guarantees, if applicable, in accordance with the indenture;

•	to provide for the acceptance of the appointment of a successor trustee for the Notes or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•

to cure any ambiguity, to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision, to eliminate any conflict with the Trust Indenture Act or to make any other provisions with respect to matters or questions arising under the indenture which are not inconsistent with any provision of the indenture and as long as such additional provisions do not adversely affect the interests of the holders in any material respect; or

•	to make any change that does not adversely affect the interest of the holders in any material respect.

If we receive the consent of the holders of at least a majority in principal amount of the Notes then outstanding affected thereby, we may enter into supplemental indentures with the Trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders under the indenture of the Notes. However, unless we receive the consent of all of the affected holders, we may not enter into supplemental indentures that would, with respect to the Notes of such holders:

•	conflict with the required provisions of the Trust Indenture Act;

•	change the stated maturity of the principal of, or any installment of interest on, the Notes;

•

reduce the principal amount, interest, including additional interest, if any, or any premium payable upon redemption; provided, however, that a requirement to offer to repurchase the Notes will not be deemed a redemption for this purpose;

•	release any Subsidiary Guarantor from its obligations under its guarantee other than in accordance with the provisions of the indenture;

•	change the currency or currencies in which the principal of, any premium or interest, including additional interest, if any, on the Notes is denominated or payable;

•	change the ranking of the Notes or the guarantees;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity date, or, in the case of redemption, on or after the redemption date;

•	reduce the requirement for majority approval of supplemental indentures, or for waiver of compliance with certain provisions of the indenture or certain defaults; or

•

modify any provisions of the indenture relating to waiver of past defaults with respect to the Notes, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holders of each of the Notes affected thereby.

Defeasance and Covenant Defeasance

The indenture provides that we may be discharged from our obligations with respect to the Notes s described below.

At our option, we may choose one of the following alternatives:

•

We may elect to be discharged from any and all of our obligations in respect of the Notes, except for, among other things, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, and to maintain paying agencies and certain provisions relating to the treatment of funds held by the Trustee for defeasance. We refer to this as “legal defeasance”.

•

Alternatively, we may decide not to comply with certain restrictive covenants contained in the indenture. Any noncompliance with those covenants will not constitute a default or an event of default with respect to the Notes. We refer to this as “covenant defeasance”.

In either case, we will be discharged from our obligations if we deposit with the Trustee, in trust, sufficient money and/or U.S. Government Obligations (as referred to below), in the opinion of a nationally recognized firm of independent public accountants, to pay principal, any premium, and interest, including additional interest, if any, on the Notes on the maturity of those payments in accordance with the terms of the indenture and the Notes. This discharge may occur only if, among other things, we have delivered to the Trustee an Internal Revenue Service ruling or in the case of covenant defeasance, an opinion of counsel which provides that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred.

In the event we exercise our option to effect covenant defeasance with respect to the Notes and the Notes are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes on the dates on which installments of interest or principal are due but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from the event of default. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

“U.S. Government Obligations” generally means securities which are (1) direct obligations of the United States backed by its full faith and credit, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include certain depository receipts.

We may exercise our legal defeasance option even if we have already exercised our covenant defeasance option. Legal defeasance and covenant defeasance are both subject to certain conditions, such as no default or event of default occurring and continuing, and no breach of any material agreement.

The Trustee and Transfer and Paying Agent

The Bank of New York Mellon Trust Company, N.A., will act as the Trustee under the indenture. From time to time, we may also enter into other banking or other relationships with The Bank of New York Mellon Trust Company, N.A., or its affiliates. If the Trustee under the indenture is or becomes one of our creditors, the indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims as security or otherwise. The Trustee will be permitted to engage in other transactions. However, if after a specified default has occurred and is continuing, if the Trustee acquires or has a conflicting interest, it must eliminate such conflict within 90 days or receive permission from the SEC to continue as a trustee or resign.

There may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate from the trust administered by any other such trustee. Any action to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

Principal and interest, including additional interest, if any, will be payable, and the Notes will be transferable, at the office of the paying agent. We may, however, pay interest by check mailed to registered holders of the Notes. At the maturity of the Notes, the principal, together with accrued interest, including additional interest, if any, thereon, will be payable in immediately available funds upon surrender of such Notes at the office of the Trustee. No service charge will be made for any transfer or exchange of the Notes, but we may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

Payments of principal of, any premium on, and any interest, including additional interest, if any, on individual Notes represented by a global note registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global note representing the Notes. Neither we, the Trustee, any paying agent, nor the transfer agent for the Notes will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global note for the Notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for the Notes or its nominee, upon receipt of any payment of principal, premium or interest, including additional interest, if any, in respect of a permanent global note representing the Notes, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global note for the Notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”. The payments will be the responsibility of those participants.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Title

We, the Trustee and any agent of ours may treat the registered owner of any debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Notes

We will replace any mutilated Note at the expense of the holders upon surrender to the Trustee. We will replace Notes that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen Note, an indemnity or security satisfactory to us and the Trustee will be required at the expense of the holder of the Note before a replacement note will be issued. No Personal Liability of Directors, Officers, Incorporators and Shareholders No director, officer, incorporator or shareholder of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the indenture, the guarantees, the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation, which such obligations are solely corporate obligations. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

The indenture, the registration rights agreement, the Notes and the guarantees thereon will be governed by, and construed in accordance with, the laws of the State of New York.

Book Entry, Delivery and Form

The exchange notes will be issued in the form of one or more fully registered global notes (each a “global note”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee. We will not issue notes in certificated form except in certain circumstances.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary (the “Depositary Participants”). Investors may elect to hold interests in the global notes through either the Depositary (in the United States), or Clearstream Banking Luxembourg S.A. (“Clearstream Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) (in Europe) if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and JPMorgan Chase Bank acts as

U.S. depositary for Euroclear (the “U.S. Depositaries”). Beneficial interests in the global notes will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. Access to the Depositary’s book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC. Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations, known as Clearstream Luxembourg participants, and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg participants are recognized financial institutions around the world, including initial purchasers, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream Luxembourg will be credited to the cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg. Euroclear has advised us that it was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions.

The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. Depositary for Euroclear. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days or if there will have occurred and be continuing a default or event of default, and the Depositary so requests, we will issue the notes in definitive form in exchange for the entire global note representing such notes. In addition, we may at any time, and in our sole discretion, determine not to have the notes represented by the global note and, in such event, will issue notes in definitive form in exchange for the global note representing such notes. In any such instance, an owner of a beneficial interest in the global note will be entitled to physical delivery in definitive form of notes represented by such global note equal in principal amount to such beneficial interest and to have such notes registered in its name. Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the notes among Clearstream Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and the Depositary.

Global Clearance and Settlement Procedures

Secondary market trading between Depositary Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds. Cross-market transfers between persons holding directly or indirectly through the Depositary, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries. Because of time-zone differences, credits of the notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear participants or Clearstream Luxembourg participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a Depositary Participant will be received with value on the business day of settlement in the Depositary but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following is a summary of the material U.S. federal income and, in the case of non-U.S. holders (as defined below), certain estate tax consequences to a holder relevant to the exchange of original notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes as of the date hereof. This summary is generally limited to holders of exchange notes who hold the exchange notes as capital assets (generally assets held for investment purposes) and to holders who acquired the original notes in their original issuance for cash at the initial offering price.

This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, passive foreign investment companies, certain former citizens or residents of the U.S., partnerships, S corporations or other pass-through entities, real estate investment trusts, controlled foreign corporations, U.S. holders (as defined below) whose functional currency is not the U.S. dollar and persons that hold the notes in connection with a straddle, hedging, conversion or other risk-reduction transaction.

The U.S. federal income tax consequences set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the IRS all as in effect on the date hereof and, all of which are subject to change or differing interpretations at any time with possible retroactive effect. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion. Furthermore, there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

This summary does not address the tax consequences arising under any state, local, or foreign law. Furthermore, this summary does not consider the effect of the U.S. federal estate or gift tax laws (except as set forth below with respect to certain U.S. federal estate tax consequences to non-U.S. holders).

You should consult your own tax advisors regarding application of U.S. federal tax laws, as well as the tax laws of any state, local, or foreign taxing jurisdiction or under any applicable tax treaty, to the exchange offer (and to owning and disposing of the exchange notes) in light of your particular circumstances.

The Exchange Offer

The exchange of your original notes for exchange notes pursuant to the exchange offer will not be treated as a taxable exchange for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized as a result of exchanging an original note for an exchange note. Further, your tax basis in the exchange note will equal your tax basis in the original note determined as of the time of the exchange and your holding period for the exchange note will include the period during which you held the original note.

Treatment of the Exchange Notes

In certain circumstances, we may be obligated to pay amounts in excess of the stated interest or principal on the exchange notes, including as described under “Description of the Exchange Notes—Optional Redemption,” and “Description of the Exchange Notes—Change of Control.” Our obligation to pay such excess amounts may cause the IRS to take the position that the exchange notes are “contingent payment debt instruments” for U.S. federal income tax purposes. If the IRS is successful in such an assertion, the timing and amount of income included and the character of gain recognized with respect to the exchange notes may be different from the consequences described herein. Notwithstanding this possibility, we do not believe that the exchange notes are contingent payment debt instruments, and consequently, we do not intend to treat the exchange notes as contingent payment debt instruments. Such determination by us is binding on all holders unless a holder discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a exchange note was acquired. The remainder of this discussion assumes that the exchange notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

U.S. Holders

Payments of Interest

A U.S. holder will be required to recognize as ordinary income any interest received or accrued on the exchange notes, in accordance with the U.S. holder’s regular method of tax accounting.

Sale, Redemption, Exchange or Other Taxable Disposition of Notes

A U.S. holder generally will recognize capital gain or loss on the sale, redemption, exchange or other taxable disposition of an exchange note. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder (other than proceeds attributable to accrued interest) and the holder’s adjusted tax basis in the exchange note. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the exchange note. In general, a U.S. holder’s adjusted tax basis in an exchange note will equal the amount paid on the exchange note decreased by the amount of any payments received with respect to the exchange note. The portion of any redemption proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. holder on a disposition of an exchange note will be capital gain or loss and will be long-term capital gain or loss if the holder held the note for more than one year. Under current U.S. federal income tax law, net long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitation.

Medicare Tax

For taxable years beginning after December 31, 2012, recently enacted legislation generally will impose a 3.8% Medicare tax on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally will include interest (including interest paid with respect to a note), dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange, redemption or other taxable disposition of a note) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain. If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the exchange notes.

Information Reporting and Backup Withholding

Unless a U.S. holder is an exempt recipient, such as a corporation, payments made with respect to the exchange notes may be subject to information reporting and may also be subject to U.S. federal backup withholding at the applicable rate if a U.S. holder fails to comply with applicable U.S. information reporting and certification requirements.

Backup withholding is not an additional tax. Any amount withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished timely to the IRS.

Non-U.S. Holders

Payments of Interest

Interest paid on an exchange note by us or our agent to a non-U.S. holder will qualify for the “portfolio interest exemption” and will not be subject to U.S. federal income tax or withholding of such tax, provided that such interest income is not effectively connected with a U.S. trade or business of the non-U.S. holder (and, if a tax treaty applies, is not attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the U.S.); and provided that the non-U.S. holder:

•	does not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us actually or by attribution through stock ownership;

•	is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	either (a) provides an appropriate IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes the non-U.S. holder’s name and address, and certifies as to

non-U.S. status in compliance with applicable law and regulations; or (b) is a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and provides a statement to us or our agent under penalties of perjury in which it certifies that such an IRS Form W-8 (or a suitable substitute form) has been received by it from the non-U.S. holder or qualifying intermediary and furnishes us or our agent with a copy. The Treasury regulations provide special certification rules for notes held by a foreign partnership and other intermediaries.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to a 30% U.S. federal tax withholding unless the holder provides us with the appropriate, properly executed, IRS Form W-8 claiming an exemption from (or reduction of) withholding under the benefit of a treaty.

If interest on an exchange note is effectively connected with a U.S. trade or business by a non-U.S. holder and, if a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the U.S., the non-U.S. holder generally will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI or suitable substitute form) and generally will be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as if the holder were a U.S. holder. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the additional branch profits tax, which generally is imposed on a foreign corporation upon the deemed repatriation from the U.S. of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

Sale, Redemption, Exchange or Other Taxable Disposition of Notes

Generally, any gain recognized by a non-U.S. holder on the disposition of an exchange note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under “Non-U.S. Holders—Payments of Interest” above) will not be subject to U.S. federal income tax and withholding, unless:

•

the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment maintained in the U.S. by the non-U.S. holder); or

•

the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year of that disposition and certain other conditions are met, or the non-U.S. holder is subject to Code provisions applicable to certain U.S. expatriates.

A non-U.S. holder should consult his or her tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

Information Reporting and Backup Withholding

Non-U.S. holders may be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid information reporting and backup withholding.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished timely to the IRS.

Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

U.S. Estate Tax

Exchange notes held, or treated as held, by an individual who is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, at the time of death will not be included in the decedent’s gross estate for U.S. federal estate tax purposes, provided that, at the time of death, the non-U.S. holder does not own, actually or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and provided that, at the time of death, payments with respect to such notes would not have been effectively connected with the conduct of a trade or business within the U.S. by such non-U.S. holder.

THE U.S. FEDERAL INCOME AND ESTATE TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OF ORIGINAL NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

The distribution of this prospectus and the offer and sale of the exchange notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the exchange notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the exchange notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the exchange notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the exchange notes issued in the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of such holders’ business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of exchange notes. This position does not apply to any holder that is:

•	an “affiliate” of Energizer within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer.

All broker-dealers receiving exchange notes in the exchange offer are subject to a prospectus delivery requirement with respect to resales of the exchange notes. Each broker-dealer receiving exchange notes for its own account in the exchange offer must represent that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, for a period ending upon the earlier of (i) 180 days after the consummation of the exchange offer or (ii) the date broker-dealers are no longer required to deliver a prospectus in connection with resales, subject to extension under limited circumstances, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of exchange notes received in an exchange such as the exchange pursuant to the exchange offer, if the outstanding notes for which the exchange notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.

We will not receive any proceeds from any sale of the exchange notes by broker-dealers. Broker-dealers acquiring exchange notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such exchange notes.

Any broker-dealer that held outstanding notes acquired for its own account as a result of market-making activities or other trading activities, that received exchange notes in the exchange offer, and that participates in a distribution of exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Any profit on these resales of exchange notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to our participation in the exchange offer, including the reasonable fees and expenses of one counsel for the holders of outstanding notes and the initial purchasers, other than commissions or concessions of any broker-dealers and will indemnify holders of the outstanding notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

Bryan Cave LLP, St. Louis, Missouri will pass upon certain legal matters in connection with the exchange notes offered hereby.

EXPERTS

The financial statements incorporated in this prospectus by reference to Energizer Holdings, Inc.’s Current Report on Form 8-K dated December 15, 2011 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Energizer Holdings, Inc. for the year ended September 30, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The Securities and Exchange Commission, or SEC, allows certain information to be “incorporated by reference” into this document. The information incorporated by reference is deemed to be part of this document, except for any information superseded or modified by information contained directly in this document or in any document subsequently filed by Energizer that is also incorporated or deemed to be incorporated by reference. This prospectus incorporates by reference the documents set forth below that Energizer has filed with the SEC and any future filings by Energizer under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from December 15, 2011 (the date we most recently filed the registration statement to which this prospectus relates) and prior to the termination of the exchange offer except for any information therein which has been “furnished” rather than “filed” and any sections thereof which project future results or performance, which shall not be incorporated herein. Subsequent filings with the SEC will automatically modify and supersede information in this document. These documents contain important information about Energizer and its business and financial condition:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2011, filed with the SEC on November 22, 2011;

•

Current Reports on Form 8-K filed on October 21, 2011; November 8, 2011 (Film No. 111188067) (except for Item 7.01 and Exhibit 99.1 thereto); November 8, 2011 (Film No. 111188700); December 15, 2011 (except for Item 7.01 and Exhibit 99.1 thereto) and December 15, 2011.

We encourage you to read our periodic and current reports, as they provide additional information about us which prudent investors find important. All of these documents (except for exhibits unless specifically incorporated by reference therein) are also available to shareholders at no charge upon request sent to Energizer Holdings, Inc., Attn: Corporate Secretary, 533 Maryville University Drive, St. Louis, Missouri 63141, telephone: (314) 985-2000.

You may read and copy all or any portion of the periodic reports, proxy statements, registration statements and other information filed by Energizer at the offices of the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a website, www.sec.gov, that contains reports, proxy and prospectus and other information regarding registrants, such as Energizer, that file electronically with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference rooms and the SEC’s website. You can also find additional information about Energizer at www.energizer.com. Information on our website does not constitute part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

We are a Missouri corporation. Sections 351.355(1) and (2) of the GBCL provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Notwithstanding the foregoing, in the case of an action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper.

Our articles of incorporation generally provide that Energizer shall indemnify each person (other than a party plaintiff suing on his or her own behalf or in the right of Energizer) who at any time is serving or has served as a Director, officer or employee of Energizer against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of Energizer, or service at the request of Energizer (which request need not be in writing) as a director, officer, employee, member, or agent of another corporation, partnership, joint venture, trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law. Without limiting the generality of the foregoing, Energizer shall indemnify any such person (other than a party plaintiff suing on his or her behalf or in the right of Energizer), who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of Energizer) by reason of such service against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

Our articles of incorporation further generally provide that Energizer may, if it deems appropriate and as may be permitted by the articles of incorporation, indemnify any person (other than a party plaintiff suing on his or her own behalf or in the right of Energizer) who at any time is serving or has served as an agent of Energizer against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of Energizer, or service at the request of Energizer as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law or to such lesser extent as Energizer, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, Energizer may indemnify any such person (other than a party plaintiff suing on his or her own behalf or in the right of Energizer), who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of Energizer) by reason of such service, against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. To the extent that an agent of Energizer has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any such claim, issue, or matter, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or the bylaws, to the extent a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding or any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit or proceeding. Our articles of incorporation provide that such indemnification shall be mandatory.

Section 351.355(5) of the GBCL provides that expenses incurred in defending any civil, criminal, administrative or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in that section.

Section 351.355(7) of the GBCL provides that a corporation may provide additional indemnification to any indemnifiable person, provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Our articles of incorporation and restated bylaws provide that the liability of our directors to us, its shareholders or otherwise is limited to the fullest extent permitted by the GBCL. Consequently, should the GBCL or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the directors of the corporation shall be so eliminated or limited without the need for amendment to our articles of incorporation or further action on the part of the shareholders of the corporation.

Our articles of incorporation provide that the corporation is authorized from time to time, without further action by the shareholders of the corporation, to enter into agreements with any director, officer, employee or agent of the corporation providing such rights of indemnification as the corporation may deem appropriate, up to the maximum extent permitted by law. We have entered into indemnification contracts with its directors and officers. Pursuant to those agreements, we have agreed to indemnify the directors to the full extent authorized or permitted by the GBCL. The agreements also provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the director and for repayment of such expenses by the director if it is ultimately judicially determined that the director is not entitled to such indemnification.

Section of 351.355(8) of the GBCL provides that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of that section. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement the corporation may for the benefit of persons indemnified by the corporation create a trust fund, establish any form of self insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, or establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the corporation or with any insurer or other person deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or in part by the corporation. That section also provides that in the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

Our articles of incorporation provide that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who is or was otherwise serving on behalf or at the request of the corporation in any capacity against any claim, liability, or expense asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability. We have purchased directors’ and officers’ insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of our restated articles of incorporation.

The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL, our articles of incorporation and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, our articles of incorporation and any pertinent agreements.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. Reference is made to the Index of Exhibits filed as part of this registration statement.

(b) Financial Statement Schedules. All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Town and Country, State of Missouri, on December 15, 2011.

ENERGIZER HOLDINGS, INC.

By:	/s/ Daniel J. Sescleifer

Name:	Daniel J. Sescleifer
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel J. Sescleifer, Gayle G. Stratmann, Mark S. LaVigne and John J. McColgan and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ward M. Klein	Director and Chief Executive Officer (Principal Executive Officer)	December 15, 2011
Ward M. Klein

/s/ Daniel J. Sescleifer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 15, 2011
Daniel J. Sescleifer

/s/ John J. McColgan	Vice President and Controller (Principal Accounting Officer)	December 15, 2011
John J. McColgan

/s/ Bill G. Armstrong	Director	December 15, 2011
Bill G. Armstrong

/s/ R. David Hoover	Director	December 15, 2011
R. David Hoover

/s/ John C. Hunter	Director	December 15, 2011
John C. Hunter

/s/ John E. Klein	Director	December 15, 2011
John E. Klein

/s/ W. Patrick McGinnis	Director	December 15, 2011
W. Patrick McGinnis

/s/ J. Patrick Mulcahy J. Patrick Mulcahy	Director	December 15, 2011

/s/ Pamela M. Nicholson	Director	December 15, 2011
Pamela M. Nicholson

/s/ John R. Roberts	Director	December 15, 2011
John R. Roberts

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Town and Country, State of Missouri, on December 15, 2011.

ENERGIZER BATTERY, INC. EVEREADY BATTERY COMPANY, INC. ENERGIZER BATTERY MANUFACTURING, INC.

By:	/s/ Daniel J. Sescleifer

Name:	Daniel J. Sescleifer
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel J. Sescleifer, Gayle G. Stratmann, Mark S. LaVigne and John J. McColgan and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ward M. Klein	Director and Chief Executive Officer (Principal Executive Officer)	December 15, 2011
Ward M. Klein

/s/ Daniel J. Sescleifer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 15, 2011
Daniel J. Sescleifer

/s/ John J. McColgan	Vice President and Controller (Principal Accounting Officer)	December 15, 2011
John J. McColgan

/s/ Joseph W. McClanathan	Director	December 15, 2011
Joseph W. McClanathan

/s/ Gayle G. Stratmann	Director	December 15, 2011
Gayle G. Stratmann

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Town and Country, State of Missouri, on December 15, 2011.

PLAYTEX MANUFACTURING, INC. SCHICK MANUFACTURING, INC.

By:	/s/ Daniel J. Sescleifer

Name:	Daniel J. Sescleifer
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel J. Sescleifer, Gayle G. Stratmann, Mark S. LaVigne and John J. McColgan and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ward M. Klein	Director and Chief Executive Officer (Principal Executive Officer)	December 15, 2011
Ward M. Klein

/s/ Daniel J. Sescleifer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 15, 2011
Daniel J. Sescleifer

/s/ John J. McColgan	Vice President and Controller (Principal Accounting Officer)	December 15, 2011
John J. McColgan

/s/ David P. Hatfield	Director	December 15, 2011
David P. Hatfield

/s/ Gayle G. Stratmann	Director	December 15, 2011
Gayle G. Stratmann

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Town and Country, State of Missouri, on December 15, 2011.

ENERGIZER INTERNATIONAL, INC.

By:	/s/ Daniel J. Sescleifer

Name:	Daniel J. Sescleifer
Title:	Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel J. Sescleifer, Gayle G. Stratmann, Mark S. LaVigne and John J. McColgan and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ward M. Klein Ward M. Klein	Director and Chief Executive Officer (Principal Executive Officer)	December 15, 2011

/s/ Daniel J. Sescleifer	Vice President (Principal Financial Officer)	December 15, 2011
Daniel J. Sescleifer

/s/ John J. McColgan	Vice President and Controller (Principal Accounting Officer)	December 15, 2011
John J. McColgan

/s/ Joseph W. McClanathan	Director	December 15, 2011
Joseph W. McClanathan

/s/ Gayle G. Stratmann	Director	December 15, 2011
Gayle G. Stratmann

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Town and Country, State of Missouri, on December 15, 2011.

ENERGIZER PERSONAL CARE, LLC

By:	/s/ Daniel J. Sescleifer

Name:	Daniel J. Sescleifer
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel J. Sescleifer, Gayle G. Stratmann, Mark S. LaVigne and John J. McColgan and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ward M. Klein	Director and Chief Executive Officer (Principal Executive Officer)	December 15, 2011
Ward M. Klein

/s/ Daniel J. Sescleifer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 15, 2011
Daniel J. Sescleifer

/s/ John J. McColgan	Vice President and Controller (Principal Accounting Officer)	December 15, 2011
John J. McColgan

Member: Energizer Battery, Inc.

/s/ Daniel J. Sescleifer	Executive Vice President and Chief Financial Officer	December 15, 2011
Daniel J. Sescleifer

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Town and Country, State of Missouri, on December 15, 2011.

PLAYTEX PRODUCTS, LLC

By:	/s/ Daniel J. Sescleifer

Name:	Daniel J. Sescleifer
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel J. Sescleifer, Gayle G. Stratmann, Mark S. LaVigne and John J. McColgan and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ward M. Klein	Director and Chief Executive Officer (Principal Executive Officer)	December 15, 2011
Ward M. Klein

/s/ Daniel J. Sescleifer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 15, 2011
Daniel J. Sescleifer

/s/ John J. McColgan	Vice President and Controller (Principal Accounting Officer)	December 15, 2011
John J. McColgan

Member: Eveready Battery Company, Inc.

/s/ Daniel J. Sescleifer	Executive Vice President and Chief Financial Officer	December 15, 2011
Daniel J. Sescleifer

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Town and Country, State of Missouri, on December 15, 2011.

SUN PHARMACEUTICALS, LLC TANNING RESEARCH LABORATORIES, LLC

By:	/s/ Daniel J. Sescleifer

Name:	Daniel J. Sescleifer
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel J. Sescleifer, Gayle G. Stratmann, Mark S. LaVigne and John J. McColgan and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ward M. Klein	Director and Chief Executive Officer (Principal Executive Officer)	December 15, 2011
Ward M. Klein

/s/ Daniel J. Sescleifer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 15, 2011
Daniel J. Sescleifer

/s/ John J. McColgan	Vice President and Controller (Principal Accounting Officer)	December 15, 2011
John J. McColgan

Member: Playtex Products, LLC

/s/ Daniel J. Sescleifer	Executive Vice President and Chief Financial Officer	December 15, 2011
Daniel J. Sescleifer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

*2.1	Agreement and Plan of Reorganization (incorporated by reference to Exhibit 2.1 of Energizer’s Post-Effective Amendment No. 1 to Form 10, filed April 19, 2000).

*2.2	Agreement and Plan of Merger among Energizer, ETKM, Inc., and Playtex Products, Inc. dated July 12, 2007 (incorporated by reference to Exhibit 2.1 of Energizer’s Current Report on Form 8-K filed July 13, 2007).

*2.3	Asset Purchase Agreement, dated as of May 10, 2009, by and between S.C. Johnson & Son, Inc., a Wisconsin corporation and Energizer (incorporated by reference to Exhibit 2.1 of Energizer’s Current Report on Form 8-K filed May 11, 2009).

*2.4	Asset Purchase Agreement dated as of October 8, 2010, by and between American Safety Razor, LLC, a Delaware limited liability company, and Energizer (incorporated by reference to Exhibit 2.1 of Energizer’s Current Report on Form 8-K filed October 13, 2010).

*3.1	Articles of Incorporation of Energizer Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the Company’s Registration Statement on Form 10 (File No. 1-15401) (filed on March 16, 2000)).

*3.2	Amended Bylaws of Energizer Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed April 27, 2011).

3.3	Restated Certificate of Incorporation of Eveready Battery Company, Inc (f/k/a Eveready Battery Company).

3.4	Amended and Restated Bylaws of Eveready Battery Company, Inc.

3.5	Restated Certificate of Incorporation of Energizer Battery Manufacturing, Inc.

3.6	Amended and Restated Bylaws of Energizer Battery Manufacturing, Inc.

3.7	Restated Certificate of Incorporation of Energizer Battery, Inc.

3.8	Amended and Restated Bylaws of Energizer Battery, Inc.

3.9	Restated Certificate of Incorporation of Energizer International, Inc. (f/k/a Ralston Purina Overseas Battery Company).

3.10	Amended and Restated Bylaws of Energizer International, Inc. (f/k/a Ralston Purina Overseas Battery Company).

3.11	Amended and Restated Certificate of Formation of Energizer Personal Care, LLC.

3.12	Energizer Personal Care, LLC Amended and Restated Agreement of Operation.

3.13	Amended and Restated Certificate of Formation of Playtex Products, LLC.

3.14	Playtex Products, LLC Amended and Restated Agreement of Operation.

3.15	Restated Certificate of Incorporation of Playtex Manufacturing, Inc.

3.16	Amended and Restated Bylaws of Playtex Manufacturing, Inc.

3.17	Restated Certificate of Incorporation of Schick Manufacturing, Inc.

3.18	Amended and Restated Bylaws of Schick Manufacturing, Inc.

3.19	Second Amended and Restated Certificate of Formation of Sun Pharmaceuticals, LLC (f/k/a Sun Pharm, LLC).

3.20	Sun Pharmaceuticals, LLC Amended and Restated Agreement of Operation.

3.21	Second Amended and Restated Certificate of Formation of Tanning Research Laboratories, LLC.

3.22	Tanning Research Laboratories, LLC Amended and Restated Agreement of Operation.

*4.1	Indenture, dated as of May 19, 2011, by and among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 19, 2011).

*4.2	Supplemental Indenture, dated as of May 19, 2011, by and among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed May 19, 2011).

*4.3	Registration Rights Agreement, dated as of May 16, 2011 by and among the Company, the guarantors named therein, and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and JP Morgan Securities LLC, as representatives of the Initial Purchasers (incorporated by reference to Exhibit 4.3 to the Company’s Current Report of Form 8-K filed May 19, 2011).

5.1	Opinion of Bryan Cave LLP.

12.1	Computation of ratio of earnings to fixed charges.

*21.1	Subsidiaries of the Company (Filed as Exhibit 21 to the Company’s Form 10-K filed November 22, 2011).

23.1	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (Included under Signatures).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4	Form of Letter to Clients.

*	Incorporated by reference